Exhibit 11

                               CONRAIL INC.
                      EARNINGS PER SHARE COMPUTATIONS

                       ($ Millions Except Per Share)


                                    Quarters Ended          Nine Months Ended
                                     September 30,            September 30,

                                    1996       1995           1996        1995
                                    ----       ----           ----        ----

Net income

Primary

  Net income                      $ 138       $ 116         $ 195        $ 294

  Dividends declared on
    Series A ESOP convertible
    junior preferred stock
    (ESOP Stock), net of tax
    benefit                          (4)         (2)          (10)          (9)
                             ----------  ----------   -----------   ----------
                                  $ 134       $ 114         $ 185        $ 285
                             ==========  ==========   ===========   ==========

Fully diluted

  Net income                        138         116           195          294

  Nondiscretionary                   (1)         (1)           (2)          (3)
    adjustment(1)            ----------  ----------   -----------   ----------
                                  $ 137       $ 115         $ 193        $ 291
                             ==========  ==========   ===========   ==========

Weighted average number of
  shares (2)

Primary

  Weighted average number
    of common shares
    outstanding              76,233,398  78,035,787    76,782,398   78,295,582

  Effect of shares issuable
    under employee stock
    compensation plans          592,039     628,223       660,944      541,007
                             ----------  ----------    ----------   ----------
                             76,825,437  78,664,010    77,443,342   78,836,589
                             ==========  ==========    ==========   ==========



Fully diluted

  Weighted average number
    of common shares
    outstanding              76,233,398  78,035,787    76,782,398   78,295,582

  Series A ESOP
    convertible junior
    preferred stock           9,588,858   9,793,741     9,696,527    9,807,260

  Effect of shares
    issuable under
    employee stock
    compensation plans          667,113     695,858       715,143      749,716
                             ----------  ----------    ----------   ----------
                             86,489,369  88,525,386    87,194,068   88,852,558
                             ==========  ==========    ==========   ==========

Net income per common share
  Primary                         $1.74       $1.44         $2.39        $3.61
  Fully diluted                    1.58        1.31          2.21         3.28




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                                                        Exhibit 11



                               CONRAIL, INC.

                      EARNINGS PER SHARE COMPUTATIONS

Notes:     1.   Represents the increase, net of income tax
                benefits, in ESOP-related expenses assuming conversion of all ESOP Stock to common stock.

           2.   Shares held by the Employee Benefits Trust (the
                "Trust") are not considered outstanding for earnings per share computations until issued by the Trust.